Trimble First Quarter 2011 Revenue of $384.3 Million up 20 Percent: Non-GAAP Earnings Per Share of $0.50 Up 47 Percent

SUNNYVALE, Calif., Apr. 28, 2011 /PRNewswire/ -- Trimble (NASDAQ: TRMB) today announced first quarter 2011 revenue of $384.3 million up 20 percent as compared to the first quarter of 2010.

Operating income for the first quarter of 2011 was $43.7 million, up 21 percent as compared to the first quarter of 2010. Operating margin in the first quarter of 2011 was 11.4 percent, approximately flat compared to the first quarter of 2010.

First quarter 2011 non-GAAP operating income of $70.1 million was up 23 percent as compared to the first quarter of 2010. Non-GAAP operating margin was 18.2 percent compared to 17.9 percent in the first quarter of 2010.

First quarter 2011 net income was $39.7 million, up 42 percent as compared to the first quarter of 2010. Diluted earnings per share in the first quarter of 2011 were $0.32 as compared to diluted earnings per share of $0.23 in the first quarter of 2010.

Non-GAAP net income of $62.5 million for the first quarter of 2011 was up 47 percent as compared to the first quarter of 2010. Diluted non-GAAP earnings per share in the first quarter of 2011 were $0.50 as compared to diluted non-GAAP earnings per share of $0.34 in the first quarter of 2010.

First quarter 2011 non-GAAP results exclude:

  Restructuring expense of  $866 thousand as compared to $674 thousand in the first quarter of 2010;
  Amortization of intangibles of $16.1 million as compared to $13.8 million in the first quarter of 2010;
  Stock-based compensation expense of $6.8 million as compared to $5.6 million in the first quarter of 2010;
  Acquisition-related inventory step-up charge of $508 thousand as compared to $71 thousand in the first quarter of 2010 and;
  Non-recurring acquisition-related cost of $3.0 million as compared to $538 thousand in the first quarter of 2010.

"We continued to track against expectations in the first quarter," commented Steven W. Berglund, Trimble's president and chief executive officer. "Engineering and Construction segment results reflected growth in all regions driven by increasing demand for survey and heavy and highway products as well as the increasing number of SITECH dealerships. Field Solutions results reflected growth in both agricultural and GIS product sales. Although Mobile Solutions showed higher revenue it did not produce operating margins consistent with our expectations," Berglund continued. "At this point, we remain comfortable with our original outlook for the full year."

Trimble Results by Business Segment

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and non-recurring acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

First quarter 2011 E&C revenue was $190.0 million, up 21 percent as compared to the first quarter of 2010, with growth across geographies and product lines.

Operating income in E&C for the first quarter 2011 was $22.8 million, or 12.0 percent of revenue, as compared to $18.8 million or 11.9 percent of revenue in the first quarter of 2010. Non-GAAP operating income was $25.1 million, or 13.2 percent of revenue, as compared to $20.5 million, or 13.0 percent of revenue, in the first quarter of 2010. Non-GAAP operating margin was up slightly due to increased leverage, offset by higher investment in the VirtualSite Solutions joint venture with Caterpillar, increased marketing expenditures related to tradeshows and the impact of foreign exchange.

Field Solutions

First quarter 2011 Field Solutions revenue was $123.1 million, up 28 percent as compared to the first quarter of 2010 due to strength in both GIS and agricultural product sales.

First quarter 2010 Field Solutions operating income was $52.5 million, or 42.7 percent of revenue, as compared to $39.3 million, or 41.0 percent of revenue, in the first quarter of 2010. Non-GAAP operating income was $53.0, or 43.1 percent of revenue, as compared to $39.8 million, or 41.5 percent of revenue, in the first quarter of 2010. The increase in non-GAAP operating margin was due to higher revenue.

Mobile Solutions

First quarter 2011 Mobile Solutions revenue was $44.4 million, up 17 percent as compared to the first quarter of 2010 due primarily to acquisitions.

The operating loss in Mobile Solutions in the first quarter 2011 was $1.3 million, or negative 3.0 percent of revenue, as compared to operating income of $1.9 million, or 5.0 percent of revenue, in the first quarter of 2010. Non-GAAP operating loss was $338 thousand, or approximately break-even, as compared to a profit of $3.1 million, or 8.2 percent of revenue, in the first quarter of 2010. The decline in non-GAAP operating margin was due to the mix of hardware and subscription services revenue, including the loss of a large high-margin customer in the second quarter of 2010, and the impact of acquisitions.

Advanced Devices

First quarter 2011 Advanced Devices revenue was $26.8 million, down 3 percent as compared to the first quarter of 2010 due to slower sales of timing products.

The operating income in Advanced Devices for the first quarter 2011 was $3.9 million, or 14.4 percent of revenue, as compared to $5.6 million, or 20.4 percent of revenue, in the first quarter of 2010. Non-GAAP operating income in Advanced Devices was $4.5 million, or 16.9 percent of revenue, as compared to $6.1 million, or 22.0 percent of revenue, in the first quarter of 2010. The decline in non-GAAP operating margin was due to product mix.

Use of Non-GAAP Financial Information

To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why management chose to exclude selected items and the additional purposes for which these non-GAAP measures are used can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Management generally compensates for the limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the second quarter of 2011 Trimble expects revenue between $391 million and $396 million with GAAP earnings per share of $0.35 to $0.37 and non-GAAP earnings per share of $0.50 to $0.52. Non-GAAP guidance for the second quarter of 2011 excludes the amortization of intangibles of $16.0 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $6.8 million. Both GAAP and non-GAAP earnings per share assume a 15 to 17 percent tax rate and 126.8 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on April 28, 2011 at 1:30 p.m. PT to review its first quarter 2011 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 60671509. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the second quarter and full year 2011, the expected tax rate, the anticipated impact of stock-based compensation expense, and the amortization of intangibles related to previous acquisitions. The Company may suspend its stock repurchase plan at any time and for any reason without further notice. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its mobile solutions segment. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company's financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended

	Apr-1,	Apr-2,
	2011	2010

Revenue	$ 384,293	$ 319,015
Cost of sales	192,763	160,018
Gross margin	191,530	158,997
Gross margin (%)	49.8%	49.8%

Operating expenses
Research and development	43,232	35,890
Sales and marketing	61,207	49,768
General and administrative	33,472	28,547
Restructuring	767	631
Amortization of purchased intangible assets	9,177	8,046
Total operating expenses	147,855	122,882

Operating income	43,675	36,115

Non-operating income, net
Interest income	285	399
Interest expense	(496)	(398)
Foreign currency transaction gain, net	306	746
Income from equity method investments, net	2,763	2,474
Other income (expense), net	(252)	314
Total non-operating income, net	2,606	3,535

Income before taxes	46,281	39,650

Income tax provision	7,409	11,498
Net income	38,872	28,152
Less: Net income (loss) attributable to noncontrolling interests	(831)	254
Net income attributable to Trimble Navigation Ltd.	$ 39,703	$ 27,898

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$ 0.33	$ 0.23
Diluted	$ 0.32	$ 0.23

Shares used in calculating earnings per share:
Basic	121,819	120,760
Diluted	125,856	123,829

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Apr-1,	Dec-31
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$ 244,342	$ 220,788
Accounts receivables, net	265,693	222,820
Other receivables	25,983	21,069
Inventories, net	203,014	192,852
Deferred income taxes	36,620	36,924
Other current assets	20,279	19,917
Total current assets	795,931	714,370

Property and equipment, net	51,634	50,692
Goodwill	863,459	828,737
Other purchased intangible assets, net	215,394	204,948
Other non-current assets	73,286	68,145

Total assets	$ 1,999,704	$ 1,866,892

Liabilities

Current liabilities:
Current portion of long-term debt	$ 153,029	$ 1,993
Accounts payable	89,357	72,349
Accrued compensation and benefits	51,987	60,976
Deferred revenue	81,501	73,888
Accrued warranty expense	12,829	12,868
Other accrued liabilities	32,977	29,741
Total current liabilities	421,680	251,815

Non-current portion of long-term debt	271	151,160
Non-current deferred revenue	7,736	10,777
Deferred income taxes	31,447	24,598
Other non-current liabilities	49,569	42,843
Total liabilities	510,703	481,193

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	826,495	781,779
Retained earnings	575,968	536,350
Accumulated other comprehensive income	67,826	48,027
Total Trimble Navigation Ltd. shareholders' equity	1,470,289	1,366,156
Noncontrolling interests	18,712	19,543
Total equity	1,489,001	1,385,699

Total liabilities and equity	$ 1,999,704	$ 1,866,892

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended
	Apr-1,	Apr-2,
	2011	2010

Cash flow from operating activities:
Net Income	$ 38,872	$ 28,152

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	4,603	4,451
Amortization expense	16,065	13,817
Provision for doubtful accounts	359	1,038
Deferred income taxes	(1,393)	103
Stock-based compensation	6,798	5,641
(Income) loss from equity method investments	(2,763)	(2,474)
Excess tax benefit for stock-based compensation	(8,357)	(482)
Provision for excess and obsolete inventories	2,489	1,902
Other non-cash items	577	(1,760)

Add decrease (increase) in assets:
Accounts receivables	(40,624)	(31,546)
Other receivables	5,776	8,060
Inventories	(8,717)	(9,441)
Other current and non-current assets	4,927	(2,103)

Add increase (decrease) in liabilities:
Accounts payable	16,377	27,319
Accrued compensation and benefits	(10,241)	4,741
Accrued liabilities	4,398	2,617
Deferred revenue	(1,219)	5,468
Net cash provided by operating activities	27,927	55,503

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(38,979)	(21,571)
Acquisition of property and equipment	(4,036)	(5,299)
Acquisitions of intangible assets	(250)	(297)
Purchases of equity method investments	-	(2,750)
Other	44	1
Net cash used in investing activities	(43,221)	(29,916)

Cash flow from financing activities:
Issuance of common stock, net	27,785	8,649
Excess tax benefit for stock-based compensation	8,357	482
Payments on long-term debt and revolving credit lines	(672)	(54)
Net cash provided by (used in) financing activities	35,470	9,077

Effect of exchange rate changes on cash and cash equivalents	3,378	(1,439)

Net increase (decrease) in cash and cash equivalents	23,554	33,225
Cash and cash equivalents - beginning of period	220,788	273,848

Cash and cash equivalents - end of period	$ 244,342	$ 307,073

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

Reporting Segments
Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED APRIL 1, 2011:
Revenue	$ 190,034	$ 123,053	$ 44,421	$ 26,785

Operating income (loss) before corporate allocations:	$ 22,779	$ 52,505	$ (1,334)	$ 3,863
Operating margin (% of segment external net revenues)	12.0%	42.7%	(3.0%)	14.4%

THREE MONTHS ENDED APRIL 2, 2010:
Revenue	$ 157,618	$ 95,901	$ 37,959	$ 27,537

Operating income before corporate allocations:	$ 18,807	$ 39,313	$ 1,899	$ 5,625
Operating margin (% of segment external net revenues)	11.9%	41.0%	5.0%	20.4%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
		Apr-1,		Apr-2,
		2011		2010
		Dollar	% of	Dollar	% of
		Amount	Revenue	Amount	Revenue
GROSS MARGIN:
GAAP gross margin:		$ 191,530	49.8%	$ 158,997	49.8%
Restructuring	( A )	99	0.0%	43	0.0%
Amortization of purchased intangibles	( B )	6,888	1.9%	5,769	1.8%
Stock-based compensation	( C )	468	0.1%	501	0.2%
Amortization of acquisition-related inventory step-up	( D )	508	0.1%	71	0.0%
Non-GAAP gross margin:		$ 199,493	51.9%	$ 165,381	51.8%

OPERATING EXPENSES:
GAAP operating expenses:		$ 147,855	38.5%	$ 122,882	38.5%
Restructuring	( A )	(767)	-0.2%	(631)	-0.2%
Amortization of purchased intangibles	( B )	(9,177)	-2.4%	(8,046)	-2.5%
Stock-based compensation	( C )	(6,330)	-1.6%	(5,140)	-1.6%
Non-recurring acquisition costs	( E )	(2,190)	-0.6%	(738)	-0.2%
Non-GAAP operating expenses:		$ 129,391	33.7%	$ 108,327	34.0%

OPERATING INCOME:
GAAP operating income:		$ 43,675	11.4%	$ 36,115	11.3%
Restructuring	( A )	866	0.2%	674	0.2%
Amortization of purchased intangibles	( B )	16,065	4.2%	13,815	4.4%
Stock-based compensation	( C )	6,798	1.8%	5,641	1.8%
Amortization of acquisition-related inventory step-up	( D )	508	0.1%	71	0.0%
Non-recurring acquisition costs	( E )	2,190	0.5%	738	0.2%
Non-GAAP operating income:		$ 70,102	18.2%	$ 57,054	17.9%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$ 2,606		$ 3,535
Non-recurring acquisition (gains) costs	( E )	765		(200)
Non-GAAP non-operating income, net:		$ 3,371		$ 3,335

INCOME TAX PROVISION (BENEFIT):
GAAP income tax provision (benefit):		$ 7,409	16%	$ 11,498	29%
Non-GAAP items tax effected	( I )	4,353		6,014
Non-GAAP income tax provision (benefit):		$ 11,762	16%	$ 17,512	29%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$ 39,703		$ 27,898
Restructuring	( A )	866		674
Amortization of purchased intangibles	( B )	16,065		13,815
Stock-based compensation	( C )	6,798		5,641
Amortization of acquisition-related inventory step-up	( D )	508		71
Non-recurring acquisition costs	( E )	2,955		538
Income tax effect on non-GAAP adjustments	( F )	(4,353)		(6,014)
Non-GAAP net income attributable to Trimble Navigation Ltd.		$ 62,542		$ 42,623

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.32		$ 0.23
Restructuring	( A )	0.01		0.01
Amortization of purchased intangibles	( B )	0.13		0.11
Stock-based compensation	( C )	0.05		0.04
Amortization of acquisition-related inventory step-up	( D )	-		-
Non-recurring acquisition costs	( E )	0.02		-
Income tax effect on non-GAAP adjustments	( F )	(0.03)		(0.05)
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.50		$ 0.34

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$ 13,048		$ 11,146
Increase in revenue		$ 65,278		$ 30,061
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		20.0%		37.1%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended
		Apr-1,		Apr-2,
		2011		2010
			% of Segment		% of Segment
SEGMENT OPERATING INCOME:			Revenue		Revenue
Engineering and Construction
GAAP operating income before corporate allocations:		$ 22,779	12.0%	$ 18,807	11.9%
Stock-based compensation	( G )	2,338	1.2%	1,726	1.1%
Non-GAAP operating income before corporate allocations:		$ 25,117	13.2%	$ 20,533	13.0%

Field Solutions
GAAP operating income before corporate allocations:		$ 52,505	42.7%	$ 39,313	41.0%
Stock-based compensation	( G )	512	0.4%	455	0.5%
Non-GAAP operating income before corporate allocations:		$ 53,017	43.1%	$ 39,768	41.5%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:		$ (1,334)	-3.0%	$ 1,899	5.0%
Stock-based compensation	( G )	996	2.2%	1,202	3.2%
Non-GAAP operating income before corporate allocations:		$ (338)	-0.8%	$ 3,101	8.2%

Advanced Devices
GAAP operating income before corporate allocations:		$ 3,863	14.4%	$ 5,625	20.4%
Stock-based compensation	( G )	651	2.5%	443	1.6%
Non-GAAP operating income before corporate allocations:		$ 4,514	16.9%	$ 6,068	22.0%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

The non-GAAP financial measures included in the previous table are non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP non-operating income, net, non-GAAP net income, non-GAAP diluted net income per share and operating leverage, and non-GAAP segment operating income before corporate allocations.  These non-GAAP measures can be used to evaluate the Company's historical and prospective financial performance, as well as its performance relative to competitors.  The Company believes some of its investors track the Company's "core operating performance" as a means of evaluating the Company's performance in the ordinary, ongoing, and customary course of its operations.  Management also believes that looking at its core operating performance provides a supplemental way to provide consistency in period to period comparisons.  Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangibles, stock based compensation, amortization of acquisition-related inventory step-up,  and non-recurring acquisition costs.  The Company does not believe that these items are indicative of its core operating performance.

( A )

Restructuring. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring costs from our non-GAAP measures because we believe they are not indicative of our core operating performance.

( B )

Amortization of purchased intangibles.  Included in our GAAP presentation of cost of sales and operating expenses, amortization of purchased intangibles recorded arises from prior acquisitions and are non-cash in nature.  We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

( C )

Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan.  We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months ended April 1, 2011 and April 2, 2010, stock-based compensation was allocated as follows:

	Three Months Ended
	Apr-1,	Apr-2,
(Dollars in thousands)	2011	2010
Cost of sales	$ 468	$ 501
Research and development	1,096	947
Sales and Marketing	1,634	1,383
General and administrative	3,600	2,810
	$ 6,798	$ 5,641

( D )

Amortization of acquisition-related inventory step-up.  The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because we do not believe it is indicative of our core operating performance.

( E )

Non-recurring acquisition (gains) costs.  Included in our GAAP presentation of operating expenses and non-operating income, net, non-recurring acquisition (gains) costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs.  Also included are unusual acquisition related items such as an adjustment to a previous gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earnout liabilities and payments made or received to settle earnout and holdback disputes.  We exclude these items because they are non-recurring and unique to specific acquisitions and are not indicative of our core operating performance.

( F )	Income tax effect on non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (E) on non-GAAP net income.

( G )

Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance.  However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors.  Stock-based compensation not allocated to the reportable segments was approximately $2.3 million and $1.8 million for the three months ended April 1, 2011 and April 2, 2010, respectively.

CONTACT: Media, LeaAnn McNabb, +1-408-481-7808, leaann_mcnabb@trimble.com, or Investors, Willa McManmon, +1-408-481-7838, willa_mcmanmon@trimble.com, both of Trimble